Exhibit 99.1

Jacksonville Bancorp Announces First Quarter 2005 Earnings

JACKSONVILLE, Fla., May 6 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) reported quarterly earnings of $367,000, or $0.21 per basic and $0.20 per diluted share, for the first quarter of 2005, compared to $383,000, or $0.26 and $0.24 per basic and fully diluted share, respectively, for the first quarter of 2004. The company reported an increase of $67,000, or $.03 per basic and diluted share, compared to earnings of $300,000, or $0.18 and $0.17 per basic and fully diluted share, for the fourth quarter of 2004.

First quarter 2005 net interest income increased 29% to $2.04 million, from $1.58 million in 2004, primarily due to significant new loan volume and rising interest rates. Average gross loans increased 27%, from $153.9 million to $195.6 million over the prior year. Credit quality continues to outperform the peer group as nonperforming assets were .26% as a percentage of assets and .30% as a percentage of loans. Total average deposits grew $28.0 million, or 17%, with a 140% increase in core deposits. The net interest margin increased by ten basis points from 3.63% for the same period in 2004.

Gilbert J. Pomar, III, Jacksonville Bancorp’s President and CEO, stated, “In the last 12 months, we grew the company another $44 million, improved our margins, nearly doubled our core deposits and raised nearly $3 million in new capital to maintain our ‘well-capitalized bank’ status. During the last four quarters, we have also made significant investments in products, facilities and new sales and staff positions that should not only bolster our earnings power, but also help us become the premier community bank in Jacksonville. We are committed to growing our company and our earnings in a rapid and responsible way and taking the ‘customer experience’ to a new level.”

Total assets increased 24% to $230.5 million, from $186.3 million at March 31, 2005. Net loans and total deposits increased 20% and 21%, respectively, with net loans of $192.9 million, up from $160.7 million in 2004, and deposits rising to $208.2 million from $171.8 million.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at http://www.jaxbank.com .

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include, but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company’s actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended

	2005	2004

Earnings Summary
Total interest income	$3,356	$2,433
Total interest expense	1,312	851

Net interest income	2,044	1,582
Provision for loan losses	64	127

Net interest income after provision for loan losses	1,980	1,455
Noninterest income	223	217
Noninterest expense	1,604	1,066

Income before income tax	599	606
Income tax provision	232	223

Net income	$367	$383

Summary Average Balance Sheet
Loans, gross	$195,635	$153,863
Securities	24,794	15,616
Other earning assets	1,633	5,844

Total earning assets	222,062	175,323
Other assets	8,000	8,256

Total assets	$230,062	$183,579

Interest bearing liabilities	$182,262	$151,060
Other liabilities	29,893	18,864
Shareholders’ equity	17,907	13,655

Total liabilities and shareholders’ equity	$230,062	$183,579

Per Share Data
Basic earnings per share	$0.21	$0.26
Diluted earnings per share	$0.20	$0.24
Basic weighted average shares outstanding	1,708,109	1,469,523
Diluted weighted average shares outstanding	1,793,078	1,586,253
Total shares outstanding at end of period	1,707,666	1,478,616
Closing market price per share	$29.95	$20.47

Selected Ratios
Return on average assets	0.65%	0.84%
Return on average equity	8.31%	11.28%
Average equity to average assets	7.78%	7.44%
Interest rate spread	3.21%	3.32%
Net interest margin	3.73%	3.63%
Allowance for loan losses as a percentage of total loans	0.96%	1.10%
Net charged off loans as a percentage of average loans	0.00%	0.01%

	March 31,

Summary Balance Sheet	2005	2004

Cash and cash equivalents	$3,352	$7,030
Securities	24,363	14,058
Loans, net	192,903	160,706
All other assets	9,879	4,547

Total assets	$230,497	$186,341

Deposit accounts	$208,181	$171,844
All other liabilities	4,372	480
Shareholders’ equity	17,944	14,017

Total liabilities and shareholders’ equity	$230,497	$186,341

SOURCE  Jacksonville Bancorp, Inc.
    -0-                             05/06/2005
    /CONTACT:  Valerie Kendall, Executive Vice President and Chief Financial
Officer, Jacksonville Bancorp, Inc., +1-904-421-3051/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
                   http://www.newscom.com/cgi-bin/prnh/20020402/FLTU022LOGO
                  AP Archive:  http://photoarchive.ap.org
                  PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.jaxbank.com /